Exhibit 99.2

Startech Environmental Corporation
88 Danbury Road, Suite 2A
Wilton, CT 06897

July 27, 2009

Dear Stockholder:

On July 24, 2009, the Board of Directors of Startech Environmental Corporation unanimously adopted a short-term Stockholder Rights Plan, extending through August 24, 2009.  A shareholder rights plan is well-known and commonly used to deter the acquisition of a public company on terms that the board believes are not in the best interest of stockholders.

The Plan was adopted in response to the pending tender offer of Friendly LRL Holdings, LLC and its affiliates to acquire all of the outstanding shares of Startech Common Stock for a cash price of $0.65 per share.  As previously communicated to you, the Board of Directors of the Company has recommended that Startech stockholders reject the offer and not tender their shares pursuant to the offer at this time.

The Board believes that the offer is inadequate and not in the best interests of the Company or its stockholders at this time.  The offer would deprive all stockholders of a continuing interest in the Company and its growth potential.  The Board believes at this time that it is in the best interests of stockholders to conclude an equity investment with a third party that would allow stockholders to retain an interest in the Company.  The Company continues to be in discussions with potential investors for the sale of a controlling or non-controlling interest in the Company that would provide needed equity capital and that would allow existing stockholders to participate in the Company’s future growth and anticipated profitability.  These discussions may extend beyond the current expiration date of the offer.

The Plan was adopted to assure that the Board will have adequate time to pursue the alternatives that it believes would provide the maximum value to stockholders.  The Plan will allow the Company to continue discussions with a number of parties regarding an investment without the deadline imposed by Friendly LRL and its offer.  Based upon evolving circumstances, the Board could also determine that it would be in the best interest of stockholders to negotiate with Friendly LRL, and the Plan would give the Board the opportunity to do so effectively, without the coercive pressure of the offer.

The Plan is not designed or intended to prevent an acquisition of Startech on terms that are favorable and fair to all stockholders, taking into account all relevant factors.  The Board has limited the term of the Plan to one month, which is the time that the Board currently believes it requires to address the circumstances of the pending offer and the alternative transactions being considered by the Board and which also takes account of the Company’s current liquidity.  The Plan could be renewed or extended, however, if the Board believed that it required additional time and that the renewal or extension was in the best interests of stockholders.  The term of the Plan could also be shortened, or its terms could otherwise be modified, if the Board believed that such modification was warranted to facilitate a transaction that the Board believed was in the best interests of stockholders.

The Plan provides for a dividend distribution of Rights to purchase shares of Startech’s Common Stock or Series A Junior Participating Preferred Stock upon the occurrence of certain events.  One Right will be distributed for each share of Common Stock.  The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to you or to Startech and will not change the way in which you can currently trade shares of Startech’s Common Stock.

The Rights become exercisable only if and when a person acquires beneficial ownership of 15% or more of the outstanding Startech Common Stock.  All stockholders other than the acquiring person would then have the right to purchase shares from the Company at a price generally equal to one half the current market price.  Alternatively, the Board could determine to exchange each Right held by all persons other than the acquiring person for three shares of Common Stock.  If the Rights are triggered during the term of the Plan, the Rights would remain exercisable for an additional five years, until August 24, 2014.

The offer of Friendly LRL is currently conditioned on the tender of a majority of the shares of Common Stock on a fully diluted basis.  Friendly LRL amended its offer to eliminate the condition that Friendly LRL and Startech enter into a merger agreement.  If Friendly LRL were to consummate its offer while the Plan was in effect, the Rights would become exercisable by all stockholders other than Friendly LRL, or the Board could determine to exchange each Right held by all persons other than Friendly for three shares of Common Stock.

The dividend distribution is payable on July 27, 2009 to Startech stockholders of record as of that date.  No certificates representing the Rights will be distributed initially, and the Rights will initially trade with, and be represented by, the certificates for Common Stock.

We are enclosing a summary description outlining the principal features of the Plan, which we urge you to read carefully.

Startech’s Board of Directors and management are committed to serving the best interests of Startech’s stockholders.  The adoption of the Plan is in furtherance of this commitment.

          Sincerely,

          ________________________
          Joseph F. Longo
          President and Chief Executive Officer